Exhibit 99.1 News Release Wells Fargo Real Estate Investment Corporation Announces Redemption of its Series A Preferred Stock San Francisco – Nov. 1, 2019 – Wells Fargo Real Estate Investment Corporation (NYSE: WFE PrA) today announced it will redeem on Dec. 11, 2019 all of its 6.375% Cumulative Perpetual Series A Preferred Stock, Liquidation Preference $25 per share. The Series A Preferred Stock will be redeemed at a redemption price equal to $25.00 per share, plus authorized, declared, but unpaid dividends to the Redemption Date in the amount of $0.31875 per share. The redemption agent for the Series A Preferred Stock is Equiniti Trust Company, 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota 55120. Payment of the redemption price will be sent automatically to holders by the redemption agent following the redemption date. About Wells Fargo Wells Fargo & Company (NYSE: WFC) is a diversified, community-based financial services company with $1.9 trillion in assets. Wells Fargo’s vision is to satisfy our customers’ financial needs and help them succeed financially. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, investment and mortgage products and services, as well as consumer and commercial finance, through 7500 locations, more than 13,000 ATMs, the internet (wellsfargo.com) and mobile banking, and has offices in 32 countries and territories to support customers who conduct business in the global economy. With approximately 261,000 team members, Wells Fargo serves one in three households in the United States. Wells Fargo & Company was ranked No. 29 on Fortune’s 2019 rankings of America’s largest corporations. Media Ancel Martinez, 415-222-3858 Ancel.Martinez@wellsfargo.com Investor Relations John Campbell, 415-396-0523 John.M.Campbell@wellsfargo.com ### © 2018 Wells Fargo Bank N.A. All rights reserved. For public use.